Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266938

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated September 14, 2022)

23,648,889 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus, dated September 14, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-266938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and resale of up to 23,648,889 shares of our common stock, $0.0001 per share (the “common stock”), by B. Riley Principal Capital II, LLC (“B. Riley” or the “selling stockholder”). The shares included in the Prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to B. Riley, from time to time after the date of the Prospectus, pursuant to a Common Stock Purchase Agreement we entered into with B. Riley on August 11, 2022 (the “Purchase Agreement”), in which B. Riley has committed to purchase from us, at our direction, up to $75,000,000 of our common stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on August 11, 2022, we issued 171,008 shares of common stock to B. Riley as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, from time to time after the date of the Prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section of the Prospectus titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the selling stockholder.

We are not selling any shares of common stock being offered by the Prospectus and will not receive any of the proceeds from the sale of such shares by B. Riley. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our common stock to B. Riley that we may, in our discretion, elect to make, from time to time after the date of the Prospectus, pursuant to the Purchase Agreement.

B. Riley may sell or otherwise dispose of the shares of common stock included in the Prospectus in a number of different ways and at varying prices. See the section of the Prospectus titled “Plan of Distribution (Conflict of Interest)” for more information about how B. Riley may sell or otherwise dispose of the common stock being offered in the Prospectus. B. Riley is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

The common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RGTI.” On November 8, 2022, the last reported sales price of the common stock as reported on Nasdaq was $1.57 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 20 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 9, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2022

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2022, Chad Rigetti, Founder, President and Chief Executive Officer of Rigetti Computing, Inc. (the “Company”), provided the Company with his intention to tender resignation from his positions with the Company as President, Chief Executive Officer and Director on the Company’s Board of Directors, with an anticipated effective date of December 15, 2022.

As previously announced, the Company is conducting a search for Dr. Rigetti’s successor. In the event a successor is not identified and appointed before Dr. Rigetti’s resignation date, it is anticipated that Rick Danis, the Company’s General Counsel and Corporate Secretary, will serve as interim President and Chief Executive Officer of the Company effective as of such date until a successor to Dr. Rigetti has been appointed.

Mr. Danis, 53, has served as General Counsel and Corporate Secretary of Rigetti since immediately following the consummation of the Business Combination and served as Legacy Rigetti’s General Counsel and Corporate Secretary from July 2019 until the consummation of the Business Combination. Prior to joining Legacy Rigetti, Mr. Danis served as Chief Legal Officer and corporate secretary at Kymeta Corporation from May 2018 to July 2019. Mr. Danis also served as Senior Vice President and Assistant General Counsel at Funko from December 2017 to May 2018 and as General Counsel and Corporate Secretary at publicly traded Rightside Group, Ltd. from August 2014 until August 2017. In addition, Mr. Danis has served as a director on the board of F3 Nation, Inc. since January 2020. In all, Mr. Danis has over 25 years of experience practicing law, almost exclusively in-house at technology companies. Mr. Danis received a B.B.A. in accounting from Ohio University and a J.D. from DePaul University College of Law.

Item 7.01	Regulation FD Disclosure.

On November 9, 2022, the Company issued a press release with respect to the management transition described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 9, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2022

RIGETTI COMPUTING, INC.

By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer